Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

 Condition and Results of Operations

For the Three Months Ended March 31, 2009 and 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended March 31, 2009 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for securities and bank loans;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•                  market demand for new programming services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and per unit data, included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued market disruptions from the world-wide financial crisis could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliate fee revenues we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.  The second principal source of revenues is from advertising.

Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliate fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 32% and 30% of the Company’s consolidated net trade receivable balances at March 31, 2009 and December 31, 2008, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 37% of the Company’s net revenues for each of the three months ended March 31, 2009 and 2008.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2009		2008		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income

Revenues, net	$194,061	100%	$178,530	100%	$15,531

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	57,220	29	47,016	27	(10,204)
Selling, general and administrative	53,920	28	58,634	33	4,714
Restructuring expense	—	—	327	—	327
Depreciation and amortization	14,819	8	14,700	8	(119)
Operating income	68,102	35	57,853	32	10,249
Other income (expense):
Interest expense, net	(19,224)	(10)	(23,086)	(13)	3,862
Loss on derivative contracts, net	(1,021)	—	—	—	(1,021)
Miscellaneous, net	(81)	—	(264)	—	183
Income before income taxes	47,776	25	34,503	19	13,273
Income tax expense	(18,160)	(10)	(12,910)	(7)	(5,250)
Net income	$29,616	15%	$21,593	12%	$8,023

Comparison of the Three Months Ended March 31, 2009 Versus the Three Months Ended March 31, 2008

Revenues, net for the three months ended March 31, 2009 increased $15,531 (9%) as compared to revenues for the same period in the prior year.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$5,889	$(591)	$5,298
Affiliate fee revenue	6,796	3,298	10,094
Other revenue	464	(325)	139
	$13,149	$2,382	$15,531

The increase in advertising revenue for the three months ended March 31, 2009 compared to the prior year at AMC Networks resulted principally from higher units sold at AMC.  The decrease at IFC is due to the impact of current economic market conditions.  The increase in affiliate fee revenue for the three months ended March 31, 2009 compared to the prior year is due to an increase in viewing subscribers (see table below) and increases in affiliate fee rates.  Viewing subscribers as of March 31, 2009 compared to March 31, 2008, increased 4.7% and 9.0% at AMC Networks and IFC, respectively.

	As of March 31, 2009	As of December 31, 2008	As of March 31, 2008
		(in thousands)
Viewing Subscribers:
AMC	86,500	86,100	84,600
WE tv	61,700	61,000	56,900
IFC	49,600	48,900	45,500

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of program rights, including those for feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2009 increased $10,204 (22%) compared to 2008.  The increase in technical and operating expense is attributed to the following:

	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$6,004	$1,820	$7,824
Programming related costs	2,240	140	2,380
	$8,244	$1,960	$10,204

The increase in amortization of programming content and series development/original programming costs of $6,004 at AMC Networks for the three months ended March 31, 2009 compared to the same period in the prior year is due primarily to increased amortization of non-film programming costs, and to a lesser extent, higher costs incurred related to development of original programming.   The increase in amortization of programming content and series development/original programming costs of $1,820 at IFC for the three months ended March 31, 2009 compared to the same period in the prior year is due primarily to a higher volume of licensed program rights.  The increase in programming related costs at AMC Networks of $2,240 for the three months ended March 31, 2009 compared to the same period in the prior year is due primarily to increased interstitial programming costs and high-definition formatting costs.

As a percentage of revenues, technical and operating expenses increased to 29% for the three months ended March 31, 2009 compared to 27% for the same period in 2008.  For the year ending 2009, we expect that technical and operating expenses as a percentage of revenues will be moderately greater as compared to 2008.

There may be significant changes in the level of our expenses from quarter to quarter and/or moderate changes year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses decreased $4,714 (8%) for the three months ended March 31, 2009 as compared to 2008.  The decrease in selling, general and administrative expenses is attributable to the following:

	AMC Networks	IFC	Total
(Decrease) increase in:
Sales and marketing costs	$(6,028)	$(1,882)	$(7,910)
Other general and administrative costs	1,222	629	1,851
Management fees	486	—	486
Long-term incentive plan expense allocated from Cablevision	166	35	201
Share-based compensation expense allocated from Cablevision	480	178	658
	$(3,674)	$(1,040)	$(4,714)

The decrease in sales and marketing costs at AMC Networks and IFC of $6,028 and $1,882, respectively, primarily resulted from a decrease in expenses for marketing and promotion of original programming series associated with a lower number of original series premieres and lower average marketing and promotion costs for original series premieres during the three months ended March 31, 2009 as compared to the same period in 2008.  The increase in other general and administrative costs is primarily due to an increase in parent company allocations of $1,039 and $354, at AMC Networks and IFC, respectively.  Management fees increased due to the increased revenues of AMC Networks in 2009 compared to 2008.  Pursuant to an agreement with CSC Holdings, a wholly-owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses decreased to 28% for the three months ended March 31, 2009 compared to 33% the same period in 2008 which is a result of increased marketing costs associated with a higher number of original series premieres for the three month period ended March 31, 2008 as compared to the same period in 2009.

There may be significant changes in the level of our expenses from quarter to quarter due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.  The decrease in selling, marketing and advertising costs at the AMC, WE tv and IFC businesses for the three month period ended March 31, 2009 compared to the same period in 2008 is not indicative of the anticipated full year results for the year ending December 31, 2009 as the Company plans to spend comparable amounts to those in the full 2008 year for the marketing and promotion of original programming.

Restructuring expense of $327 for the three months ended March 31, 2008 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization increased $119 (1%) for the three months ended March 31, 2009 compared to the same period in 2008 due primarily to an increase in depreciation expense relating to fixed assets placed in service in 2008.

Net interest expense decreased $3,862 (17%) for the three months ended March 31, 2009 compared to the same period in 2008. The net decrease was attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(5,271)
Due to higher average debt balances as a result of amounts drawn under our revolving credit facility primarily in June 2008	865
Due to a decrease in interest income	499
Other	45
$(3,862)

See “Liquidity and Capital Resources” discussion below for a breakdown of interest expense.

Loss on derivative contracts, net of $1,021 represents the change in the fair value of the underlying interest rate swap contracts including realized losses of $1,336, partially offset by unrealized gains of $315 for the three month period ended March 31, 2009.  As the underlying interest rate swap contracts were entered into in November 2008 (see below), there was no such loss in the three month period ended March 31, 2008.  The interest rate swap contracts effectively fix the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a downward shift in the yield curve over the life of the contracts.

Income tax expense of $18,160 and $12,910 for the three months ended March 31, 2009 and 2008, respectively, resulted primarily from pretax income, the impact of state income taxes and  non-deductible expenses.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $60,983 for the three months ended March 31, 2009 compared to $14,378 for the three months ended March 31, 2008.  The 2009 cash provided by operating activities resulted from $89,285 of net income before depreciation and amortization and other non-cash items, an increase in cash resulting from an increase of $23,491 in accounts payable affiliates and a decrease in net other assets totaling $1,717, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $53,510.

The 2008 cash provided by operating activities resulted from $76,379 of net income before depreciation and amortization and other non-cash items and a decrease in net other assets totaling $4,037, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $42,568, an increase in accounts receivable, trade of $9,360 due to an increase in affiliate fee trade receivables and a decrease of $14,110 in accounts payable and accrued expenses.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2009 was $465 compared to $1,777 for the three months ended March 31, 2008.  Capital expenditures in 2008 were primarily for the purchase of technical equipment for the transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $50,436 for the three months ended March 31, 2009 compared to $35,468 for the three months ended March 31, 2008.  In 2009, financing activities consisted of capital distributions to our parent of $34,000, repayment of bank debt of $16,250 and principal payments on capital leases of $186.  In 2008, financing activities consisted of capital distributions to our parent of $29,000, repayment of bank debt of $6,250 and principal payments on capital leases of $218.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the three months ended March 31, 2009.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include net funding and investment requirements of other Rainbow programming services that we do not own, including the continuing international operations of Rainbow’s high-definition channels (“VOOM HD Networks”) and Rainbow’s regional news networks (“News 12 Networks”) and our debt service.  We currently expect our net funding and investment requirements for the next twelve months including term loan repayments aggregating $25,000 will be met by one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our credit facilities.  The decision of the Company as to the use of cash on hand, cash generated from operating activities and borrowings under our bank credit facilities will be based upon an on going review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, the Company will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.  During the three months ended March 31, 2009, we distributed $34,000 to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including VOOM HD Networks and News 12 Networks.

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investing requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, continued market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.  We continue to evaluate options to manage our liquidity and capital structure.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the three months ended March 31, 2009:

Bank debt	$683,750
Capital lease obligations	12,468
Senior notes	299,081
Senior subordinated notes	323,627
Total debt	$1,318,926

Interest expense	$19,324
Capital expenditures	$194

Debt Financing Agreements

The Company has an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility currently outstanding.  We are obligated to pay fees of 0.375% per annum on any undrawn portion of the Incremental Revolver commitment balance.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at March 31, 2009.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $468,750 and $215,000, respectively, at March 31, 2009.  At March 31, 2009, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.556%.  As of March 31, 2009, $215,000 of the revolving credit facility was drawn and we had $365,000 in total undrawn revolver commitments consisting of $85,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2009 and 2010, $12,500 in 2011 and 2012, and $162,500 on March 31,

2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of March 31, 2009.

As of March 31, 2009, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

In November 2008, we entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of our floating rate debt.  These contracts are not designated as hedges for accounting purposes.

The table below summarizes certain terms of these interest rate swap contracts as of March 31, 2009:

Maturity Date	Notional Amount	Weighted Average Fixed Rate Paid by the Company	Weighted Average Effective Floating Rate Received by the Company at March 31, 2009*

November 2009	$450,000	1.84%	0.56%

*                               Represents the floating rate received under our interest rate swap contracts at March 31, 2009 and does not represent the rates to be received on future payments.

As a result of the interest rate swap transactions, the interest rate paid on approximately 82% of our debt (excluding capital leases) as of March 31, 2009 is effectively fixed (48% being fixed rate obligations and 34% is effectively fixed through utilization of these interest rate swap contracts).

Interest Rate Risk

To manage interest rate risk, we have entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes and have only entered into transactions with counterparties that are rated investment grade.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

As discussed above, we have entered into interest rate swap contracts.  All such contracts are carried at their fair values on our condensed consolidated balance sheets, with changes in value reflected in the condensed consolidated statement of income.

Commitments and Contingencies

As of March 31, 2009, the Company’s commitments and contingencies not reflected on the Company’s condensed consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, increased approximately $12,100 to approximately $222,700 at March 31, 2009 as compared to $210,600 at December 31, 2008.  The increase relates primarily to an increase of commitments for future program rights obligations of approximately $14,400, partially offset by payments made towards the commitment for technical support and affiliate transmission services of approximately $2,300.

Recently Issued Accounting Standards Not Yet Adopted

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or the Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.  FSP No. FAS 157-4 amends FASB Statement No. 157 to provide additional guidance on (i) estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability, and (ii) circumstances that may indicate that a transaction is not orderly. FSP No. FAS 157-4 also requires additional disclosures about fair value measurements in interim and annual reporting periods. FSP No. FAS 157-4 is effective for the Company beginning the quarter ending June 30, 2009.  The Company does not expect the adoption of FSP No. FAS 157-4 to have a material effect on its condensed consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP No. FAS 115-2”). FSP No. FAS 115-2 provides additional guidance on the timing of impairment recognition and greater clarity about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP No. FAS 115-2 also requires additional disclosures about impairments in interim and annual reporting periods. FSP No. FAS 115-2 is effective for the Company beginning the quarter ending June 30, 2009. The Company does not expect the adoption of FSP No. FAS 115-2 to have a material effect on its condensed consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments, which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements.  This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.  The disclosure requirements of FSP No. FAS 107-1 and APB No. 28-1 will be required to be included in the Company’s interim condensed consolidated financial statements for the three and six months ending June 30, 2009.